RESTATED

CERTIFICATION OF INCORPORATION

OF

CHINA SURE WATER (USA) INC.

Under Section 807 of the
Business Corporation Law

1.           The name of the Corporation is China Sure Water (USA) Inc.  The name under which the Corporation was formed is Big City Bagels, Inc.

2.           The Corporation's original Certificate of Incorporation was filed with the Department of the State of New York on December 14, 1992.

3.           The Certificate of Incorporation, as heretofore amended,  is hereby amended or changed to effect one or more of the amendments or changes authorized by the Business Corporation Law, to wit: (a) to change the location of the office of the Corporation within the State of New York from the County of Nassau to the County of New York; (b) to increase the aggregate number of shares which the Corporation shall have the authority to issue from 400,000,000 shares of common stock, par value $.001 per share, to 410,000,000 shares, consisting of 400,000,000 shares, par value $.001 per share, classified as common shares, and 10,000,000 shares, par value $.001 per share, classified as preferred shares, by adding 10,000,000 shares of preferred stock to the authorized; and (c) to change the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him (collectively, the "Amendments").

4.           In order to effect clauses (a), (b) and (c) reflected in Section 3 above, Article Third, with respect to the location of the office of the Corporation, Article Fourth, with regard to the aggregate number of shares of stock which the Corporation is authorized to issue, and Article Fifth, with respect to the address for services of process, are hereby amended.

5.           The text of the Certificate of Incorporation of the Corporation is hereby restated as further amended or changed herein to read as follows:

FIRST:  The name of the corporation is China Sure Water (USA) Inc.  (hereinafter sometimes called "the Corporation")

SECOND:   The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of New York. The Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:   The office of the Corporation in the State of New York is to be located in the County of New York.

FOURTH:   (a) The aggregate number of shares of stock which the Corporation shall have authority to issue is 410,000,000 shares, consisting of 400,000,000 shares, par value $.001 per share, classified as common shares (the "Common Stock"), and 10,000,000 shares, par value $.001 per share, classified as preferred shares (the "Preferred Stock").  The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the Business Corporation Law, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series.

FIFTH:   The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is Robert Brantl, Esq., 52 Mulligan Lane, Irvington, New York 10533.

SIXTH:   The Corporation shall, to the fullest extent permitted by the Business Corporation Law of New York, as the same may be amended and supplemented, indemnify its officers and directors form and against any and all of the expenses, liabilities or other matters referred to in or covered by the Business Corporation Law of New York, and the indemnification provided for herein shall not be deemed exclusive of any other  right to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall continue as to as person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

SEVENTH:   No holder of shares of stock of the Corporation, because of his ownership of such shares, shall have a preemptive or other right to purchase, subscribed for,  receive or take any part of any shares of the Corporation of any class, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares of any class, whether now or hereafter authorized, and whether issued, optioned, sold or offered for sale by the Corporation for cash or other consideration.

EIGHTH:   The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of New York, as the same may be amended and supplemented. Neither the amendment nor repeal of this Article EIGHTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claims that, but for this Article EIGHTH, would accrue or arise, prior to such amendment or repeal, or adoption of an inconsistent provision.

6.           This Restatement of the Certificate of Incorporation, including the Amendments, was authorized by the unanimous written consent of all the members of the Board of Directors of the Corporation dated April 20, 2011.

7.           Subsequent to the authorization by the Board of Directors, this Restatement of the Certificate of Incorporation, including the Amendments, was approved and authorized by the vote of holders of outstanding shares of the corporation entitled to vote on said restatement of the certificate of incorporation, having not less than the minimum requisite proportion of votes.

IN WITNESS WHEREOF, this Restated Certificate of incorporation has been signed by Xinhong Guo, its President, this 20th of April, 2011.

/s/ Xinhong Guo
Xinhong Guo, President